UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

MANITEX INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

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April 24, 2013

Dear Manitex International Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of Manitex International, Inc., which will be held on Wednesday, June 5, 2013 at 11:00 a.m. (Central Daylight Time) at our offices at 9725 Industrial Drive, Bridgeview, Illinois 60455 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to:

1.	elect five (5) directors of the Company to hold office for one year or until their successors are duly elected and qualified;

2.	to ratify the appointment of UHY LLP as our Independent Registered Public Accounting Firm for fiscal 2013;

3.	consider an advisory vote on the compensation of the Company’s named executive officers;

4.	consider an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers;

5.	approve an amendment to our Second Amended and Restated 2004 Equity Incentive Plan; and

6.	transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Alternatively, you may vote through the internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card provided that you are a shareholder of record or have a legal proxy from the bank or broker that holds the shares.

Thank you for your cooperation, continued support and interest in Manitex International, Inc.

Sincerely,

/s/ DAVID H. GRANSEE
David H. Gransee
Secretary

MANITEX INTERNATIONAL, INC.

9725 Industrial Drive

Bridgeview, Illinois 60455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2013

11:00 a.m. (Central Daylight Time)

Notice is hereby given that the Annual Meeting of Stockholders of Manitex International, Inc. will be held at our offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455 on Wednesday, June 5, 2013 at 11:00 a.m. (Central Daylight Time) to consider and vote upon:

1.	To elect five Directors to serve for one year terms expiring at the Annual Meeting of Stockholders to be held in 2014 or until their successors have been duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of UHY LLP as our Independent Registered Public Accounting Firm for fiscal 2013;

3.	To consider an advisory vote on the compensation of the Company’s named executive officers;

4.	To consider and act upon an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers;

5.	To consider an act upon management’s proposal to amend our 2004 Equity Incentive Plan; and

6.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on April 15, 2013 as the record date for determination of the Stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please either (1) mark, sign, date and promptly return the accompanying Proxy in the enclosed envelope, (2) vote utilizing the automated telephone feature described in the Proxy, or (3) vote over the internet pursuant to the instructions set forth on the Proxy. You may revoke your Proxy at any time before it is voted provided that you are shareholder of record or have in your possession a legal proxy from the bank or broker that holds the shares of record.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy. To obtain directions to be able to attend the meeting and vote in person, please contact David Gransee at the address set forth above.

By Order of the Board of Directors,

/s/ DAVID H. GRANSEE
David H. Gransee
Secretary

Dated: April 24, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at http://www.RRDEZProxy.com/2013/Manitex.

MANITEX INTERNATIONAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement is furnished by the Board of Directors of Manitex International, Inc., a Michigan corporation (the “Company” or “Manitex”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on June 5, 2013 and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon (1) the election of five Directors, (2) the ratification of the appointment of UHY LLP as our Independent Registered Public Accounting Firm for fiscal 2013, (3) to consider and act upon advisory approval of the compensation of our named executive officers, (4) to consider and act upon an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers, (5) to approve an amendment to our Second Amended and Restated 2004 Equity Incentive Plan, and (6) such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. This Proxy Statement and the accompanying Proxy are being sent to Stockholders on or about April 24, 2013.

Persons Making the Solicitation

The enclosed Proxy is solicited on behalf of our Board of Directors. The original solicitation will be by mail. Following the original solicitation, the Board of Directors expects that certain individual Stockholders will be further solicited through telephone or other oral communications from the Board of Directors. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors intends to solicit Proxies for shares which are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. All solicitation expenses will be borne by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which the Stockholder’s shares are to be voted with respect to such matters. By appropriately marking the boxes, a Stockholder may specify whether the proxy holder shall vote for or against or shall be without authority to vote the shares represented by the Proxy. The Proxy also confers upon the proxy holder discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

If the Proxy is executed properly and is received by the proxy holder prior to the Annual Meeting, the shares represented by the Proxy will be voted.

Abstentions or “withhold” votes, as applicable, are not counted as voting under applicable state law and our bylaws and accordingly, will not have an effect on any proposal. Broker non-votes will similarly have no effect on any proposal. If your shares are held in “street name” through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters, such as the ratification of the selection of the independent registered public accounting firm, brokerage firms may vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted “For” or “Against” the routine matter.

On “non-routine” matters, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

Proposal 2 (ratification of the appointment of the independent registered public accounting firm) is a matter that the Company believes will be designated “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with such proposals. However, Proposal 1 (election of directors), Proposal 3 (advisory vote on the compensation of our named executive officers), Proposal 4 (advisory vote on the frequency of the advisory vote on the compensation of named executive officers) and Proposal 5 (approval of an amendment to our Second Amended and Restated 2004 Equity Incentive Plan) are each matters that the Company believes will be considered “non-routine.” Accordingly, a broker or other nominee cannot vote without instructions on such non-routine matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.

Due to New York Stock Exchange rules, your broker will NOT be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We therefore strongly encourage you to submit your Proxy and exercise your right to vote as a Stockholder.

A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to David H. Gransee, Secretary, 9725 Industrial Drive, Bridgeview, Illinois 60455, by attending the meeting and electing to vote in person, or by a duly executed Proxy bearing a later date. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, however, you will not be able to vote your shares at the meeting.

VOTING RIGHTS AND REQUIREMENTS

Voting Securities

The securities entitled to vote at the Annual Meeting consist of all of our outstanding shares of common stock, no par value per share (“Common Stock”). The close of business on April 15, 2013 has been fixed by our Board of Directors as the record date. Only Stockholders of record as of the record date may vote at the Annual Meeting. As of April 15, 2013, there were approximately 12,295,879 outstanding shares of Common Stock entitled to vote at the Annual Meeting. Each Stockholder will be entitled to one vote on each matter considered at the Annual Meeting for each outstanding share of Common Stock owned by such Stockholder as of the record date.

Quorum

The presence at the Annual Meeting of the holders of record of a number of shares of Common Stock and Proxies representing the right to vote shares of the Common Stock in excess of one-half of the number of shares of the Common Stock outstanding and entitled to vote as of the record date (6,147,940 shares) will constitute a quorum for transacting business.

Votes needed for Passage of Proposals

The following voting standards apply for the proposals presented at the Annual Meeting:

•	the director nominees receiving a plurality of the votes cast will be elected.

•

the ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2013 (Proposal 2), the approval, by an advisory vote, of executive compensation (Proposal 3) and the approval of the First Amendment to our Second Amended and Restated 2004 Equity Incentive Plan (Proposal 5) requires the affirmative vote of a majority of the votes cast at the meeting; and

•	the frequency of the advisory votes on executive compensation (Proposal 4) receiving the greatest number of votes will be considered the frequency recommended by our stockholders.

Abstentions or “withhold” votes, as applicable, are not counted as voting under applicable state law and our bylaws and accordingly, will not have an effect on any proposal. Broker non-votes will similarly have no effect on any proposal.

Although the advisory votes on Proposals 4 and 5 are non-binding, as provided by law, our board will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of April 3, 2013, with respect to the beneficial ownership of our Common Stock by: (i) each person known by us to beneficially own more than 5% of our Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our executive officers and Directors as a group. Except as otherwise indicated, each Stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)
5% Stockholders
Rutabaga Capital Management(3)	1,132,590	9.23%
First Wilshire Securities Management, Inc.(4)	1,091,938	8.90%
Robert J. Skandalaris(5)	811,899	6.62%
Named Executive Officers and Directors
David J. Langevin	828,625	6.75%
Andrew M. Rooke(6)	33,925	*
Lubomir T. Litchev	83,855	*
David H. Gransee	30,043	*
Ronald M. Clark	8,117	*
Robert S. Gigliotti	47,950	*
Marvin B. Rosenberg	26,450	*
Stephen J. Tober	21,105	*

All Directors and Officers as a Group (8 persons)	1,080,070	8.78%

*	Less than 1%
(1)	Unless noted otherwise, the business address of each beneficial owner is 9725 Industrial Drive, Bridgeview, Illinois 60455.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting and investment power with respect to the securities.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Common Stock subject to options held by that person that will become exercisable within sixty (60) days of April 3, 2013 is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. These percentages were calculated using the 12,295,879 shares of Common Stock outstanding on April 3, 2013.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 15, 2013. Rutabaga Capital Management. (“Rutabaga Capital”) is the beneficial owner of 1,132,590 shares of our Common Stock. Rutabaga Capital has the sole power to vote or to direct the vote of 938,790 shares of our Common Stock, shared power to vote or direct the vote of 143,800 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,132,590 shares of our Common Stock. The business address of Rutabaga Capital is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013. First Wilshire Securities Management, Inc. (“First Wilshire”) is the beneficial owner of 1,091,938 shares of our Common Stock. First Wilshire has the sole power to vote or to direct the vote of 387,106 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,091,938 shares of our Common Stock. The business address of First Wilshire is 1214 East Green Street, Suite 104, Pasadena, California 91106.

(5)

Based solely on a Schedule 13G filed with the SEC on January 7, 2011. Robert J. Skandalaris is the beneficial owner of, and has sole voting and dispositive power over, 811,899 shares of our Common Stock. Mr. Skandalaris’ address is 1030 Doris Rd., Auburn Hills, Michigan 48326.

(6)	Includes 23,873 shares that are pledged as security.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2012, regarding the compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Stockholders	109,750	(1)	N/A	(2)	123,790	(1)

(1)	Represents outstanding restricted stock units issued under the Company’s 2004 Equity Incentive Plan.
(2)	Outstanding restricted stock units reflected in column (a) vest based on award recipient’s continuous service with the Company and accordingly no exercise price is shown in column (b).
(3)	Represents shares available for issuance under our Second Amended and Restated 2004 Equity Incentive Plan.

MATTERS TO BE ACTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS

Directors

The nominees for the Board of Directors are set forth below. Our bylaws provide for the annual election of Directors and grant the Board the power to set the number of Directors at no less than one (1) and no more than six (6). The size of our Board is currently set at five (5) Directors and each Director position will be filled by election at the Annual Meeting to be held on June 5, 2013.

Five (5) persons have been nominated by the Board of Directors to serve as Directors until the 2014 Annual Meeting of Stockholders. The Board of Directors recommends that each nominee, Ronald M. Clark, Robert S. Gigliotti, David J. Langevin, Marvin B. Rosenberg and Stephen J. Tober, be elected to serve until the 2014 Annual Meeting of Stockholders. Information on the background and qualification of the nominees is set forth below.

The Board knows of no reason why any nominee for Director would be unable to serve as a Director. In the event that any of them should become unavailable prior to the Annual Meeting, the Proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of Directors may be reduced accordingly. In no event will the Proxies be voted for more than five (5) persons.

Vote Required

The favorable vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the election of each nominee for Director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

Nominees to Serve Until the 2014 Annual Meeting

Name	Age	Director Since	Positions Held
Ronald M. Clark	65	2010	Director
Robert S. Gigliotti	64	2004	Director
David J. Langevin	62	2006	Director, Chairman and Chief Executive Officer
Marvin B. Rosenberg	72	2006	Director
Stephen J. Tober	48	2007	Director

The following is information about the experience and attributes of the nominees for Director. The experience and attributes described below illustrate the reasons that these individuals were nominated for re-election to the Board.

Ronald M. Clark, Age 65, joined our Board of Directors in 2010. In 2013, Mr. Clark was elected to the Board of Directors of Allianz Life Insurance Company of New York. Mr. Clark was the Chief Investment Officer of Allianz of America, Inc. from 2000 until he retired on December 31, 2011. From 1990 until 2000, Mr. Clark was the Chief Operating Officer for Allianz of America, Inc. Mr. Clark has both a Bachelor of Science in Industrial Engineering and a Master of Business Administration in Finance and Real Estate from the University of Wisconsin. Mr. Clark is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: capital markets, strategy development, mergers and acquisitions, operations, and executive compensation.

Robert S. Gigliotti, CPA, Age 64, joined our Board of Directors in 2004. Mr. Gigliotti is a tax and business development partner with Rehmann, a CPA and business consulting firm. Prior to its merger with the Rehmann, Mr. Gigliotti was Managing Partner for the firm of Perrin Fordree & Company, P.C. in Troy, Michigan. Mr. Gigliotti was granted his Certified Public Accountant’s license in 1972 and joined the firm of Perrin, Fordree & Company, P.C. in 1976 after six years in the tax department of the Detroit office of Arthur Andersen & Company. His specialties include estate and financial planning, mergers and acquisitions, and corporate taxation. Mr. Gigliotti has a Bachelor Degree in Business from Alma College. He has been a Visiting Professor in Taxation at Alma College and was on the Board of Trustees of that institution for thirteen years. He is a member of the American Institute of Certified Public Accountants and is on the Board of Directors of the Michigan Association of Certified Public Accountants. Mr. Gigliotti is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, accounting and finance and executive compensation.

David J. Langevin, Age 62, has been the Chairman of our Board of Directors and our Chief Executive Officer since July 2006. Mr. Langevin was the Chairman and Chief Executive Officer of Manitex, Inc., a leading provider of engineered lift solutions (and one of our subsidiaries), from 2003 until joining our company. Mr. Langevin has a Bachelor of Science from Illinois State University and a Master of Business Administration from DePaul University. In addition to his industry experience and expertise, Mr. Langevin is being re-nominated as a Director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board.

Marvin B. Rosenberg, Age 72, joined our Board of Directors in 2006. Mr. Rosenberg was previously Senior Vice President, General Counsel and a Director of Terex Corporation, a publicly-traded company principally engaged in the manufacture and sale of heavy equipment. Mr. Rosenberg retired from Terex Corporation in 1997 and retired from its Board of Directors in 2002. He was also a Director of Fruehauf Trailer Corporation from 1992 to 1996. Mr. Rosenberg holds a Bachelor of Science degree from the State University of New York at Stony Brook and a Juris Doctor degree from New York University School of Law. Mr. Rosenberg is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, manufacturing, distribution, mergers and acquisitions, and executive compensation.

Stephen J. Tober, Age 48, joined our Board of Directors in 2007. Since April 2012, Mr. Tober has served as Chief Executive Officer of Career Step, LLC, an online school offering career focused education and corporate training. From April 2009 to March 2012, Mr. Tober was the Chief Executive Officer of American InterContinental University and President of AIU Online, a Career Education Corporation school. From October 2008 until April 2009, Mr. Tober served as Chief Operating Officer of American InterContinental University. From April 2007 until September 2008, Mr. Tober served as the Managing Director and head of the Corporate and Business Services Group of ThinkEquity Partners, LLC, and a boutique institutional investment firm. From September 2004 to March 2007, he was the Co-Chairman and President of Top Driver Acquisition, LLC, and a for-profit national driver education company. Mr. Tober was the President of Woodstone Consulting from September 2003 to August 2004. Mr. Tober has a Bachelor of Arts from Amherst College and a Juris Doctor from the University of Virginia School of Law. Mr. Tober is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, finance and capital markets, operations management, mergers and acquisitions, strategy development, and executive compensation.

Executive Officers of the Company who are not also Directors

Andrew M. Rooke, Age 55, has served as our President and Chief Operating Officer since March 2007. He joined our company in January 2007 as President and Chief Operating Officer of the Testing and Assembly Equipment segment. From 2002 through June 2006, he was the Chief Financial Officer and Vice President of Finance for GKN Sinter Metals, Inc., a wholly owned subsidiary of GKN plc, a company traded in the

United Kingdom on the FTSE. GKN Sinter Metals, Inc., with 46 operating units worldwide, was engaged in the design, manufacture and distribution of highly engineered components and assemblies to the global automotive and industrial OEMs, including con rods, transmissions and gears. During his employment with GKN Sinter Metals, Inc., Mr. Rooke was responsible for worldwide finance operations, including reporting, treasury, compliance and analysis, information technology, worldwide procurement and business strategy, including mergers and acquisitions. Prior to that, Mr. Rooke was Director and Controller of GKN Off-Highway and Auto Components Division. Mr. Rooke is a Member of the International Business Advisory Board of Eastern Michigan University. On February 23, 2012, Mr. Rooke was appointed and serves as Member of Spartan Motors, Inc. Board of Directors.

Mr. Rooke holds a Bachelor of Arts in economics from York University in the United Kingdom is qualified as a Chartered Accountant and is a member of the Institute of Chartered Accountants in England and Wales.

Lubomir T. Litchev, Age 58, was appointed President of Manufacturing Operations on May 21, 2012. Mr. Litchev has been an employee of the Company since July, 2008 serving in various manufacturing related capacities. Mr. Litchev was responsible for improving manufacturing processes and restructuring manufacturing operations at a number of our plants at different times. Mr. Litchev in addition to his experience at Manitex has more than twenty years of general management and manufacturing experience.

David H. Gransee, Age 61, has served as our Vice President, Chief Financial Officer, Treasurer, and Secretary since 2006. Prior to joining the Company, Mr. Gransee was the Controller and Assistant Secretary of Eon Labs, Inc., a publicly-traded pharmaceutical company with revenue in excess of $400 million, since its inception in 1992. During his time at Eon Labs, Inc., Mr. Gransee served as its Chief Accounting Officer and his areas of responsibility included financial reporting, internal analysis and budgeting, and insurance and risk management. Mr. Gransee received his Bachelor of Science degree in Accounting from DePaul University.

Board Leadership Structure and Role in Risk Oversight

Mr. Langevin serves as both the Chairman of our Board of Directors and the Chief Executive Officer of our company. We have determined that this leadership structure is appropriate because:

•	It promotes unified leadership and direction for our company;

•	It allows for a single, clear focus for management to execute our company’s strategic initiatives and business plans;

•	The Chief Executive Officer is in the best position to chair Board meetings and to ensure that the key business issues and risks facing our company are brought to the Board’s attention; and

•	We believe that we can more effectively execute our strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

We do not currently have a lead independent director.

Risk Oversight

Our Board of Directors has oversight responsibility for the Company’s risk management process. The Board administers its oversight function through its committees, but retains responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. The Board has delegated to the Audit Committee oversight responsibility to review our major financial risk exposures and management’s financial risk management process, including the policies and guidelines used by management to identify, assess and manage the Company’s exposure to financial risk. Our Committee on Directors and Board Governance monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board of Directors Meetings and Committees

The Board of Directors manages and directs the management of the business of our company. During the fiscal year ended December 31, 2012, there were four meetings of the Board of Directors. All of our Directors attended all of the meetings of the Board of Directors. All of our Directors participated in 100% of the Committee meetings on which they serve.

Our Directors are expected to attend Annual Meetings of Stockholders except where attendance is impractical due to illness or unavoidable scheduling conflicts. The 2012 Annual Meeting of Stockholders was attended by all of our then-current Directors.

The Board has established three (3) standing committees—the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance. The principal functions of these committees are briefly described below. The charters of the Compensation, Audit, and Directors and Board Governance Committees are posted in the “Investor Relations” section of our website, www.manitexinternational.com, and paper copies will be provided upon request to the office of the Secretary, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Corporate Governance

The Board of Directors has determined that four of our five directors are independent under NASDAQ Rule 5605(a)(2). These independent directors are: Ronald M. Clark, Robert S. Gigliotti, Marvin B. Rosenberg and Stephen J. Tober. Each of the directors serving on the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance are also independent under the NASDAQ independence standards applicable to members of such committees.

Compensation Committee

In general, the Compensation Committee reviews and makes recommendations regarding the compensation of our executive officers and certain other management staff. In addition, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The Compensation Committee approves the compensation provisions set forth in employment agreements of the Company’s named executive officers. The committee also approves bonus and equity awards, and establishes performance objectives. The Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation based on this evaluation. With respect to the other named executive officers, the committee considers the Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.

The current members of the Compensation Committee are Ronald M. Clark (Chairman), Robert S. Gigliotti, and Stephen J. Tober. The members of the Compensation Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2). The Compensation Committee met three times during the year ended December 31, 2012.

Audit Committee

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, assists the Board in monitoring (1) the integrity of our financial statements; (2) the independent auditor’s qualifications and independence; (3) the performance of our internal control function and independent auditors; and (4) our compliance with legal and regulatory requirements. In addition, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.

The current members of the Audit Committee are Ronald M. Clark, Robert S. Gigliotti, and Stephen J. Tober. The members of the Audit Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2), NASDAQ Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Gigliotti is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met five times during the year ended December 31, 2012. Until March 21, 2012, Mr. Clark was Chairman of the Audit Committee. On March 21, 2012, Mr. Gigliotti became Chairman of the Audit Committee.

Committee on Directors and Board Governance

The Committee on Directors and Board Governance reviews the performance of our Directors, makes recommendations for new Directors, and evaluates and makes recommendations regarding our governance practices. The Committee on Directors and Board Governance will consider nominees recommended by Stockholders provided such recommendations are made in accordance with the procedures described in this Proxy Statement below under “Procedure for Stockholder Recommendations to the Committee on Directors and Board Governance for Potential Director Nominees” and under “Stockholder Proposals.” In addition, our Committee on Directors and Board Governance monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. The current members of the Committee on Directors and Board Governance are Ronald M. Clark and Robert S. Gigliotti. The members of the Committee on Directors and Board Governance did not meet as a separate committee during the year ended December 31, 2012, however, the committee met with the entire Board to consider certain matters.

Principal Functions

The principal functions of the Committee on Directors and Board Governance are to:

•	consider and recommend to the Board qualified candidates for election as directors of our company;

•	periodically prepare and submit to the Board for adoption the Committee’s selection criteria for directors nominees;

•	recommend to the Board and management a process for new Board member orientation;

•	consider matters of corporate governance and Board practices and recommend improvements to the Board;

•	review periodically our articles of incorporation and bylaws in light of statutory changes and current best practices;

•	review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

•	review Director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a Director when appropriate; and

•	annually assess the Committee’s performance.

Nominating Procedures

The Board has adopted membership guidelines that outline the desired composition of the Board and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds, who have high-level managerial experience in a complex organization and who represent the balanced interests of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the Board should be Directors who are not our past or present employees or significant stockholders, customers or suppliers.

In considering candidates for the Board, the Committee on Directors and Board Governance considers the entirety of each candidate’s credentials and does not have any specific, minimum qualifications that must be met by a Board nominee. The Committee is guided by the composition guidelines set forth above and by the following basic selection criteria: highest character, integrity and experience.

The Committee on Directors and Board Governance will consider written recommendations from stockholders for potential nominees for director that are made in accordance with the procedure set forth below. The committee will apply the same criteria to all candidates it considers, including any candidates submitted by stockholders. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. The members of the Committee on Directors and Board Governance did not meet as a separate committee during the year ended December 31, 2012, however, the committee met with the entire Board to consider certain matters, including the nomination of Directors, and presented their recommendations to the Board.

Procedure for Stockholder Recommendations to the Committee on Directors and Board Governance for Potential Director Nominees

The Committee on Directors and Board Governance will consider written recommendations from stockholders for potential nominees for director. The names of suggested nominees, together with the information set forth below, should be submitted for consideration in accordance with the directions for proposals to be considered for inclusion in the Company’s proxy materials described in the section below entitled “Stockholder Proposals.” Timely nominations will be considered but may not be part of the slate nominated by our Board of Directors and, accordingly, would not be included in our proxy materials.

In order to be a valid submission for recommendation to the Committee on Directors and Board Governance for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;

•

Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald M. Clark

Robert S. Gigliotti

Stephen J. Tober

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors approves the compensation for our four executive officers, consisting of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and President of Manufacturing Operations (the “Named Executive Officers” or “NEOs”). This Committee is composed entirely of Directors who are neither executive officers nor employees of our Company. In addition, the Compensation Committee recommends grants under our Second Amended and Restated 2004 Equity Incentive Plan and oversees the administration of other compensation plans and programs.

We are a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

The successful execution of our business strategy depends on our ability to attract, motivate, reward, and retain executive talent with the skills to foster innovative product and service development and grow the business in both North America and developing markets with the greatest opportunity. Our executive compensation program is designed to support this strategy by:

•	attracting and retaining key executive talent by offering a competitive compensation program;

•	motivating executive actions that lead to sustained superior performance; and

•	aligning executive compensation with returns delivered to shareholders.

Overview of 2012 Business Results and Performance-Based Compensation

For 2012, with the continuing high level of global uncertainty and slow economic recovery, our priorities were to increase performance above 2011 results, principally measured by EBITDA. To calculate EBITDA, the Company starts with operating income and adds amortization and depreciation expense which appears on the cash flow statement. Managing the start-up of our Italian subsidiary, CVS Ferrari, in the volatile European markets, expanding output at our Manitex boom truck operations while continuing our investments in new product development to grow our presence in existing and new end markets were among the strategies to achieve this objective. Accordingly, our Annual Incentive Plan for 2012 was designed to focus on EBITDA performance.

Results for the year were significant improvements over the prior year and were a record for the Company in many key financial metrics. Compared to 2011, revenues increased 44% to $205.2 million, net income increased 191% to $8.1 million, EBITDA increased 61% to $18.0 million and backlog increased 56% to $130.4 million. 2012 results were also ahead of our plans for the year, with revenues, net income and EBITDA ahead of plan.

2012 performance achieved the maximum level set under the 2012 compensation plan, which would have required a payout of 150% of salary for NEOs. Management recommended and the Compensation Committee and the Board of Directors approved an Annual Incentive award less than the 150%, equivalent to approximately 114%. In addition, long term incentive awards were made that equated to approximately 75% of target for the year.

Further details regarding 2012 performance can be found in the “Components of Compensation” section.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our NEOs, the Compensation Committee of the Board of Directors (the “Compensation Committee”) is guided by the following objectives:

•

Our compensation program should be comprehensive, consisting of base salary, annual incentives, long term incentives and benefits, designed to support our objective of providing superior value to shareholders and customers;

•

Our compensation program should be designed to motivate and reward our executives for sustained superior performance through the use of variable compensation tied to short, intermediate and long term results; and

•	Our business success depends on our ability to attract and retain executive talent through competitive compensation programs.

The Compensation Committee’s Role

Our compensation program is administered by the Compensation Committee.

The Compensation Committee establishes performance objectives for the Chief Executive Officer (“CEO”) based on our annual business plan and long term strategic goals approved by the Board of Directors. Progress against these goals is monitored by the Compensation Committee on a quarterly basis. The Compensation Committee evaluates the CEO’s performance against these goals annually, with input to the evaluation from all independent Directors. The Compensation Committee also considers market data from independent sources, comparisons of our performance to our peers, strategic achievements during the year, such as acquisitions and their integration into our business, and value-creating divestitures. Based on these factors, the Compensation Committee makes recommendations concerning base salary increases, annual incentive award targets and payments under the Annual Incentive Plan and awards under our long term incentive program. The Compensation Committee has regularly-scheduled executive sessions to discuss CEO performance and compensation and other matters without any executive officers present. All aspects of the CEO’s compensation are approved by the Compensation Committee, which is comprised solely of independent Directors.

The Compensation Committee reviews and approves base salary increases, Annual Incentive Plan targets and awards, long term incentive program awards and similar arrangements for the other NEOs in the Summary Compensation Table below after receiving recommendations from our CEO. The Compensation Committee makes the final decision and approves compensation decisions for all NEOs, including the CEO.

The Compensation Committee’s composition is described in more detail in this proxy statement under the section above entitled “Corporate Governance—Compensation Committee.”

Compensation Committee Advisors

The Compensation Committee has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services, and to terminate such consultants’ engagement. In 2012, after review and consideration, the Committee did not engage the services of any such consultants.

Management’s Role in the Compensation-Setting Process

Our management is involved in the following executive compensation processes:

•	The COO and CFO develop and oversee the creation of background and supporting materials for distribution to the Compensation Committee prior to its meetings;

•	The CEO attends all Compensation Committee meetings but as stated above, does not participate in executive sessions of the Committee;

•	The CEO annually presents and makes recommendations to the Compensation Committee relating to annual incentives and long term incentive plan designs and changes, if warranted;

•	The CEO recommends to the Compensation Committee base salary, target annual incentive and target long term incentive adjustments for all executives, excluding the CEO;

•

Both the COO and the CFO and Company Secretary receive executive session decisions, actions and underlying rationale for implementation, as appropriate, following the Committee’s executive sessions; and

•	The CEO regularly consults with and briefs the Compensation Committee chairman between scheduled Compensation Committee meetings.

Elements of Our Compensation Program for Named Executive Officers

Our compensation philosophy and objectives are achieved by using the following elements in our compensation program for NEOs:

Element of Compensation Program	Description	Key Objectives Promoted
Annual Compensation
Salary	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable us to attract and retain talented executives.

Annual Incentive (“AI”)	Variable compensation based on performance achieved against pre-established goals during a one-year period.	Designed to motivate and reward achievement of financial, operational and strategic business goals.

Restricted Stock or Restricted Stock Units

Payment in kind for proportion of AI award. Shares of restricted stock or restricted stock units (“RSUs”) (which directly mirror the value of our stock) which represent between 0% and 20% of each participant’s Annual Incentive award.

Designed to retain executives and align their interests with those of our shareholders.

Long Term Compensation

Restricted Stock or Restricted Stock Units

Discretionary grant of shares of restricted stock or restricted stock units (“RSUs”) (which directly mirror the value of our stock) up to a maximum of 20,000 units as defined in the 2004 Equity Incentive Plan rules. Grants generally vest 33% per year commencing on the first anniversary of the grant.

Designed to motivate and reward achievement of long term operational and strategic business goals, align pay with performance and drive long term shareholder value.

Other Compensation Elements

Qualified Deferred Compensation

A 401(k) retirement savings plan that enables employees to defer a portion of their compensation. The Plan allows the Company the discretion to make matching contributions. During 2012 the Company provided a match equal to 100% of the employee’s contributions up to 3% of eligible pay.

Designed to be market competitive to enable us to attract and retain talented employees.

Severance Protection (pre- Change in Control)	Severance protection providing severance equal to two years of salary and health benefits.	Designed to be market competitive and enable us to attract and retain talented employees.

Element of Compensation Program	Description	Key Objectives Promoted
Severance Payments and Benefits after a Change in Control

Severance protection providing severance equal to a multiple of salary and actual bonus in the event of a termination without Cause by us or for Good Reason by the Executive following a Change in Control.

In addition to the Severance Protections above, designed to promote executive neutrality toward Change in Control transactions that may pose an employment risk, as well as retain executives through a Change in Control transaction.

Perquisites	Personal benefits provided to the executive	Designed to be market competitive and facilitate the executives’ attention to the business.

Executive Compensation Policies and Practices

Our Target Labor Market

In administering the compensation program, the Compensation Committee relies on market information provided periodically at its request. For evaluating compensation, the Compensation Committee reviews compensation data for industrial companies of comparable size, which reflect the types of companies with which we compete for talent. Here, we use a broader industrial market reference because the number of direct product and service market competitors is limited. Many of the companies that provide similar products and services are either privately held, headquartered overseas, or part of a larger enterprise; therefore, executive compensation data may be either unavailable or of limited applicability to the U.S. labor market in which we principally compete.

Historically, we have used a peer group for evaluating compensation. The peer group incorporates companies that are identified by NASDAQ as our peer group as well as public industrial companies of closest comparable size to us (generally at least twice our size in terms of revenue, primarily due to a lack of suitable peers that are closer to us in size), which typically have significant employee populations in manufacturing, product engineering and sales.

In evaluating executive compensation, the Compensation Committee takes into account the relative size of the Companies in the peer group. The Compensation Committee compares the named executive officers compensation to the mean and median of the peer group.

•	Alamo Group Inc.

•	Astec Industries Inc.

•	Columbus McKinnon

•	Cascade Corp.

•	Essex Rental Corp.

•	Federal Signal Corp.

•	Gencor Corp.

•	Lindsay Corp.

•	Terex Corp.

•	Taylor Devices

In addition, we also consider data from compensation surveys published by leading compensation consulting and advisory firms including Mercer Benchmark Survey – Executive. The survey analysis targets companies of comparable size in the durable goods manufacturing sector, supplemented with general industry data as needed. The analysis of both the peer group and published surveys includes base salary, annual bonus, long term compensation and total compensation.

Our Target Pay Mix

The total compensation package for our executive officers consists of base salary, annual incentives, long term incentives and benefits. In determining both the target level of compensation and mix of compensation elements, we consider market practice, business objectives, expectations of our shareholders, and our own subjective assessment of individual executives’ performance, growth and future potential.

We have chosen a target mix of base salary, annual incentives and long term incentives that generally reflects our peer industrial companies, with actual pay mix based on the performance of our Company and of the individual. Peer company practices will continue to be monitored as one reference point as we make decisions regarding target pay mix. However, we will also continue to make strategic decisions based on our unique business objectives and circumstances, which may differ from peer company practices and circumstances.

We believe the current target pay mix achieves several important objectives: it supports a strong pay- for-performance culture; it balances the focus on annual and long-term objectives in support of our business strategy; it satisfies the need for flexibility to motivate and reward exceptional performance; and it achieves favorable tax outcomes with respect to compensation.

The following table shows the dollar values and pay mix percentages of our 2012 target direct pay opportunities for our NEOs:

Executive Officer	Base Salary	Cash Amount of Annual Incentive Target Opportunity	Total Cash Compensation Opportunity	Long Term Incentive Target Opportunity*	Total Target Pay Opportunity
D. J. Langevin Chairman & CEO	$375,000 48%	$223,125 28%	$598,125 76%	$186,515 24%	$784,640 100%
A.M. Rooke President & COO	$295,000 45%	$175,525 27%	$470,525 73%	$178,115 27%	$648,640 100%
D.H. Gransee CFO & Treasurer	$214,000 42%	$127,330 25%	$341,330 67%	$169,610 33%	$510,940 100%
L.T. Litchev President Manufacturing Operations	$280,000 45%	$166,600 27%	$446,600 72%	$176,540 28%	$623,140 100%

*

Long term incentive target opportunity is calculated assuming the Company awards 70% of the maximum (20,000 RSU) discretionary award for a year , with a three year vest, together with 15% of the target annual incentive award paid in RSU with immediate vest, both priced at the stock price at the date of grant, $10.51.

Factors Considered in Making Compensation Decisions

Actual compensation levels are a function of Company and individual performance as described under each specific compensation element below. When making pay decisions, the Compensation Committee considers the competitiveness of individual elements of compensation, as well as the aggregate sum of base salary, annual incentives and the expected value of long term incentives (determined at grant) for an executive officer. Awards are generally prorated if an NEO is promoted during the year, based on the timing of the promotion. The Compensation Committee may also consider salary increase history, past bonus awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Annual Incentive Plan awards are determined based upon target values established for each of the NEOs and then adjusted upon comparison of actual performance to pre-established criteria. The Compensation Committee retains the discretion to decrease the size of individual awards in situations where an executive officer’s individual performance falls below expectations. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Compensation Committee. Our Compensation Committee is comprised entirely of non-employee Directors and our CEO does not participate in discussions related to his compensation when presented to the Board of Directors.

The compensation program is generally applied consistently to NEOs. Any exceptions are noted throughout this report.

The Compensation Committee’s Position on Compensation and Excessive Risk

In establishing the structure and levels of compensation, the Compensation Committee has been mindful of the potential for risk taking by management to achieve certain target or above target incentives. The Compensation Committee has sought to balance fixed and variable compensation, short- term and long term compensation, the performance metrics used in determining incentive compensation and the level of in-service and post-retirement benefits to mitigate against unnecessary or excessive risk taking. Additionally, the Company has adopted policies and programs which encourage management not to take excessive risks including establishing a minimum Earnings Before Interest and Taxes Depreciation & Amortization (EBITDA) trigger, which must be satisfied before any payouts can be made under the Annual Incentive Plan;

Components of Compensation

Base Salary

Base salary provides a fixed amount of compensation appropriate to attract and retain key executives and to underpin the cyclicality of our business that can cause fluctuations in variable compensation from year to year. The Compensation Committee reviews base salaries on an annual basis, recommends and approves adjustments for NEOs. Salary adjustments are based on an assessment of the individual executive’s performance and our goal of achieving market parity with the salaries of executives in the competitive market, recognition of promotion or other increases in responsibility, the scope of the executive’s role relative to our other executives, and the general economic environment impacting the Company. History of salary increases and temporary decreases may also be reviewed and considered. Mid-year adjustments are considered when there is a significant change in the executive’s role or responsibility.

The Compensation Committee has recommended that any adjustments to salary for an executive officer will depend upon an annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for each segment of our business that such executive officer oversees, as well as his or her contributions to our overall direction. Long term growth in shareholder value is an important factor. The results of executive officers’ performance evaluations, as well as their demonstration and support of the Company’s values, including strong ethics, leadership style, and sound corporate governance, form a part of the basis of the Compensation Committee’s decision to approve, at its discretion, future adjustments in base salaries of our executive officers.

The Committee approved the following base salary adjustments effective January 1, 2012 for our NEOs:

FY 2012 Base

Executive Officer	Base Salary	Salary Adjustments	FY 2012 Base Salary	Percentage Increase
D.J. Langevin Chairman & CEO	$350,000	$25,000	$375,000	7.1%
A.M. Rooke, President & COO	$275,000	$20,000	$295,000	7.3%
D.H. Gransee CFO & Treasurer	$200,000	$14,000	$214,000	7.0%

L.T. Litchev was appointed an executive officer on March 21, 2012 and therefore does not appear in the above table

Annual Incentive Plan

The purpose of the Annual Incentive Plan is to attract, motivate, reward, and retain highly qualified executives on a competitive basis and provide annual financial incentives that promote Company success.

At the beginning of each year, our Compensation Committee approves the key measures or “Drivers” for the Annual Incentive Plan. The Annual Incentive Plan focuses on the short-term goals that are most important to our success over the fiscal year and that are generally within the control of the participants. It is the policy and ongoing intention of our Board of Directors to establish targeted performance levels for each Driver at the beginning of the fiscal year or the start of the respective performance period. Targeted performance levels are generally set for our Company as a whole, but may also encompass individual business units, groups, divisions, or individual performance levels, as appropriate. Drivers and targeted performance levels are based on the Board of Directors’ assessment of our priorities, outlook, current and projected economic conditions and other pertinent factors, and are intended to be challenging, but achievable with significant and effective effort. The Board of Directors reviews audited year-end results to determine whether targeted performance levels have been met. The Board of Directors retains discretion to cap, reduce, or eliminate payments under the Annual Incentive Plan.

The Board of Directors also determines the weighting to be assigned to each Driver. For most Drivers, goals are set at threshold, target, and maximum levels. Payouts for these Drivers are determined by multiplying the appropriate weighting by the percentages outlined in the table below; linear interpolation is used to determine percentages when performance falls between levels. The aggregate payout to any NEO for any given AI plan is also determined. For 2012 this was set at 150% of annual salary.

Driver Performance Level	Percentage of Target (to be multiplied by weight for each Driver)
Maximum Performance Level (or higher)	150%
Target Performance Level	70%
Threshold Performance Level	0%
Below Threshold Performance Level	0%

Fiscal Year 2012 Annual Incentive Plan Design

The Annual Incentive Plan (AIP) for 2012 was designed to help us focus on increasing profitability while managing our strategic priorities to position the Company for long term profitable growth. For 2012, one hundred percent of our NEOs’ target was based upon EBITDA at the Consolidated level. Threshold performance was set as equal to 2011 actual EBITDA, Target equal to the approved 2012 Budget EBITDA and Maximum at 150% of 2011 Actual Ebitda.

2012 (January 1 2012 – December 31, 2012) Drivers: Measures and Weights

2012 Drivers	David J.	Andrew M.	David H.	Lubomir T.
	Langevin	Rooke	Gransee	Litchev
Consolidated EBITDA	100%	100%	100%	100%

Results

The fiscal year 2012 EBITDA targets, performance achieved as a percent of target, and the fiscal year 2012 payout percentages under each Driver are shown below.

2012 Driver	Threshold	Target	Maximum	2012 Performance % of Target
Consolidated EBITDA	$11.1m	$15.6m	$18.0	115.4%
% of Target	71.2%	100%	115.4%

Actual EBITDA achieved for 2012 was equal to 115.4% of the Target for 2012 and equal to the Maximum payout level established in the 2012 AI Plan. Based on this level of achievement the Plan established a payout for the NEOs of 150% of 2012 base salary. The Compensation committee reviewed the payouts proposed under the 2012 plan as well as recommendations by management regarding payout percentages for 2012. The items considered, amongst other items, included consideration of strategic objectives, market developments and new product developments. Management proposed and the Committee used its discretion to approve, payouts less than achieved under the Plan as shown in the table below.

Executive Officer	Annual Incentive Target (% of Base Salary)	Actual Payout Based on Performance Achieved (% of Target Award)	Actual Payout Based on Performance Achieved (% of Base Salary)
D. J. Langevin Chairman & CEO	70%	109.2%	118%
A.M.Rooke President & COO	70%	109.2%	118%
D.H. Gransee CFO & Treasurer	70%	105.8%	100%
L.T. Litchev President Manufacturing Operations	70%	109.2%	118%

Long-Term Incentives

The objectives of our long term incentive program are to:

•	link executive compensation and our long term performance;

•	better align key employees with our business strategies and with our shareholders’ interests; and

•	provide opportunity for long term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively manage our business objectives.

In developing target levels for long term incentive compensation for NEOs in conjunction with our current equity-based compensation strategy, the following factors were considered:

•	the impact of the NEOs’ roles within our Company; and

•	the cost and share usage associated with the proposed plan. Target long term incentives (as a percentage of salary) are as follows:

Executive Officer	Long Term Incentive Target (% of Base Salary)
D. J. Langevin, Chairman and CEO	50%
A.M. Rooke President & COO	60%
D.H. Gransee CFO & Treasurer	79%
L.T. Litchev President Manufacturing Operations	63%

The target long term incentive mix for our NEOs consists of two elements. First, a payment of a proportion (15%) of the Annual Incentive Award made in restricted stock and second, a discretionary grants of restricted stock units from the 2004 Equity Plan, equivalent to a target of 70% of the maximum permissible award under the Plan rules. Dollar values are converted to share numbers based on an estimate of expected value at initial grant.

The following tables summarize the equity granted as part of the NEOs’ annual compensation for 2012, compared to the Target.

Executive Officer	Target Number of RSU	AI RSU Granted	Discretionary Award RSU Granted
D.J. Langevin, Chairman and CEO	19,625	6,315	10,000
A.M. Rooke President & COO	18,425	4,968	10,000
D.H. Gransee CFO & Treasurer	17,210	3,054	6,000
L.T. Litchev President Manufacturing Operations	18,200	4,716	10,000

Discretionary Restricted Stock Units

Discretionary grants of RSUs from the 2004 Equity Incentive Plan are made annually, with vesting generally on a three-year period. In making any discretionary grant, the Compensation Committee considers a range of performance factors achieved by the Company and the NEO’s. These are broad based and include not only financial measures such as EBITDA, EPS and revenue growth and balance sheet ratios but also for example, organic and acquisition related growth, product development initiatives, international growth, with performance compared to competitors and the general market.

The long term incentive strategy is designed to support our business strategy and the interests of our shareholders. Where possible, the program has been designed such that long term incentives can qualify as performance-based compensation so that the expense associated with the program is fully deductible for federal income tax purposes. RSUs are expected to qualify as performance- based compensation.

RSU Granting Practices

The exercise price for any RSU is equal to the closing market value on the date of grant. The date of grant is the date of the Board of Directors meeting at which the award is approved.

Retirement and Deferred Compensation

We maintain a 401(k) retirement savings plan covering non-union domestic employees. Employees were eligible to make contributions subject to limits set by the Internal Revenue Code. The Company matching contribution for 2012 was equal to 100% of employee contributions up to 3%.

Stock Ownership

Consistent with our objective of aligning management’s interests with shareholders, we encourage stock ownership for all employees.

Other Benefits and Perquisites

We provide very limited perquisites and other compensation to our NEOs. Instead, as previously discussed, we have elected to provide competitive fixed compensation through salary and benefits with opportunity for additional compensation through variable compensation based primarily on Company performance. However, each NEO is entitled to a car allowance and the CEO and COO are entitled to the reimbursement of monthly private club dues. These are considered appropriate for these employees to fulfill their executive responsibilities for the Company.

NEOs may participate in benefit plans that are offered generally to salaried domestic employees such as those described above, as well as short and long term disability, life insurance, health and welfare benefits, and paid time off.

Because the market for executive talent is national, and in some cases, global, we may recruit from outside of the regional area in order to obtain top talent. We may elect to pay relocation costs for full-time employees who are required to relocate in connection with their employment (including NEOs) to minimize any financial detriment to the employee. In situations where we pay relocation cost, we may also provide a payment to cover the cost of any additional taxes the employee incurs as a result of the reimbursement (a gross-up payment).

Employment and Change-In-Control Agreements

Employment Agreements

The Company has employment agreements with its NEOs that are three year agreements that end on December 31, 2015. These agreements automatically extend for successive periods of three years at the end of each one year anniversary of the current employment term unless a non-renewal notice is given by either party at least 90 days prior to the end of the term. Base salary is reviewed and may be adjusted annually. NEO’s participate in our Annual Incentive Plan and Long Term Incentive Program. The agreements contain various restrictive covenants relating to the protection of confidential information and non-disclosure.

Change in Control Agreements

Included within the NEO Employment Agreements are change in control provisions. The intent of these provisions is to provide executive officers with financial security in the event of a change in control to facilitate a transaction which may benefit shareholders but result in job loss to executives. Payments upon termination of employment in connection with a change of control of the Company made under the agreements are subject to a “double trigger,” meaning that both a change of control and a termination are required.

Generally, each of the NEOs is entitled to receive, upon termination of employment within 6 months preceding or 24 months after a change in control of our Company (unless such termination is because of death, disability, for cause or by the officer or employee other than for “good reason,” as defined in the change in control agreements), (i) Cash. The amount of cash equal to the sum of (a) two (2) times the average of the Employee’s annual base salary in effect at the time written notice of termination is given to the Employee; (b) two (2) times the average of the Employee’s annual earned bonuses for the three calendar years preceding the date of termination; and (c) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, (ii) the annual bonus for the calendar year preceding the date of termination that has most recently been paid to the Employee, (iii) health plan coverage provided by the Company and with respect to the Company’s welfare benefit plans until employee reaches the age of 65 or becomes eligible for Medicare, (iv) continuation of perquisites, (v) pay for vacation accrued but unused as of the effective date of such change of control, (vi) reimbursement of any unpaid expense Employee is otherwise entitled to, and (vii) payment simultaneously with the termination of the Employee’s employment, of the full value of any then vested or unvested Company equity incentive plan awards

Aggregate “payments in the nature of compensation” (within the meaning of Section 280G of the Internal Revenue Code) payable to any executive or employee under the change in control agreements is limited to the amount that is fully deductible by us under Section 280G of the Internal Revenue Code less one dollar. The events that trigger a change in control under these agreements include (i) the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities, (ii) the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation, (iii) the failure of the Company to assign this Agreement to a successor, (iv) a majority of the members of the Board of Directors of the Company on the date of this Agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that any director recommended by a majority of the Current Directors as a successor of a Current Direct shall be deemed to be a Current Director, (v) the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

Tax and Accounting Considerations

The Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration. The Compensation Committee views tax deductibility as an important consideration and intends to maintain deductibility wherever possible, but also believes that our business needs should be the overriding factor of compensation design. Therefore, the Compensation Committee believes it is important to maintain flexibility and has not adopted a policy requiring that specific programs meet the requirements of performance-based compensation under Section 162(m). The Committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code. Accounting and cost implications of compensation programs are considered in program design; however, the main factor is alignment with our business needs.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by our named executive officers in fiscal years 2010, 2011 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David J. Langevin	2012	$375,000	$376,129	(1)	$66,371	(1)	—		—	$31,900	(4)	$849,400
Chairman and Chief Executive Officer	2011	$350,000	$181,475	(2)	$32,025	(2)	—		—	$27,875	(5)	$591,375
	2010	$310,625	—		—		$171,500	(3)	—	$27,600	(6)	$509,725

Andrew M. Rooke	2012	$295,000	$295,886	(7)	$52,214	(7)	—		—	$89,768	(9)	$732,868
President and Chief Operating Officer	2011	$275,000	$137,914	(8)	$24,336	(8)	—		—	$12,000	(10)	$449,250
	2010	$250,508	—		—		$129,250	(3)	—	$12,000	(10)	$391,758

Lubomir T. Litchev	2012	280,000	$280,835	(11)	$49,565	(11)	—		—	$16,200	(12)	$626,600

David H. Gransee	2012	$214,000	$181,902	(13)	$32,098	(13)	—		—	$16,670	(15)	$444,670
Vice President and Chief Financial Officer	2011	$200,000	$85,006	(14)	$14,994	(14)	—		—	$9,000	(16)	$309,000
	2010	$182,188	—		—		$62,000	(3)	—	$9,000	(16)	$253,188

(1)

David Langevin was awarded a discretionary bonus of $442,500 for 2012. In accordance with a recommendation of the Compensation Committee, Mr. Langevin is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Langevin’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Langevin was awarded 6,315 restricted stock units based on a closing stock price of $10.51 per Common Share on March 8, 2013, the date Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance

(2)

David Langevin was awarded a discretionary bonus of $213,500 for 2011. In accordance with a recommendation of the Compensation Committee, Mr. Langevin is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Langevin’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Langevin was awarded 4,090 restricted stock units based on a closing stock price of $7.83 per Common Share on March 21, 2012, the date Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(3)	The amounts in this column reflect cash awards earned by the named individuals in connection with our 2010 Bonus Plan.
(4)	Represents an $18,000 car allowance, $9,900 in private club dues and $4,000 401(k) matching contribution.
(5)	Represents an $18,000 car allowance, and $9,875 in private club dues
(6)	Represents an $18,000 car allowance, and $9,600 in private club dues
(7)

Andrew M. Rooke was awarded a discretionary bonus of $348,100 for 2012. In accordance with a recommendation of the Compensation Committee, Mr. Rooke is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Rooke’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Rooke was awarded 4,968 restricted stock units based on a closing stock price of $10.51 per Common Share on March 8, 2013, the date Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(8)

Andrew M. Rooke was awarded a discretionary bonus of $162,250 for 2011. In accordance with a recommendation of the Compensation Committee, Mr. Rooke is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Rooke’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Rooke was awarded 3,108 restricted stock units based on a closing stock price of $7.83 per Common Share on March 21, 2012, the date Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(9)	Represents a $12,000 car allowance, $11,943 401(k) matching and a $65,825 housing allowance
(10)	Represents a $12,000 auto allowance
(11)

Lubomir T. Litchev was awarded a discretionary bonus of $330,400 for 2012. In accordance with a recommendation of the Compensation Committee, Mr. Litchev is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Litchev’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Litchev was awarded 4,716 restricted stock units based on a closing stock price of $10.51 per Common Share on March 8, 2013, the date Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(12)	Represents a $12,000 car allowance, and $4,200 401(k) matching contribution match.
(13)

David H. Gransee was awarded a discretionary bonus of $214,000 for 2012. In accordance with a recommendation of the Compensation Committee, Mr. Gransee is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Gransee’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Gransee was awarded 3,054 restricted stock units based on a closing stock price of $10.51 per Common Share on March 8, 2013, the date Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance

(14)

David H. Gransee was awarded a discretionary bonus of $100,000 for 2011. In accordance with a recommendation of the Compensation Committee, Mr. Gransee is to receive restricted stock units with a value equal to 15% of his bonus and stipulated that Mr. Gransee’s cash bonus is to be reduced by the value of the restricted stock units granted. Mr. Gransee was awarded 1,915 restricted stock units based on a closing stock price of $7.83 per Common Share on March 21, 2012, the date Board approved the

(15)	Represents a $9,000 car allowance, and $7,670 401(k) matching contribution match.
(16)	Represents a $9,000 auto allowance.

TEMPORARY SALARY REDUCTIONS

Beginning September 2008, the United States and world financial markets came under unprecedented stress. The immediate impact was a dramatic decrease in liquidity and credit availability throughout the world. An incredibly rapid and significant deterioration in economic conditions, especially in the United States and Europe, followed. These events had an immediate and significant adverse impact on the Company, including a very dramatic curtailment of new orders and requests to delay deliveries and, in some cases, to cancel existing orders. See the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” sections in the Company’s December 31, 2009 and December 31, 2010 Annual Reports on Form 10-K filed with Securities and Exchange Commission for additional details.

As part of the cost reduction program, Mr. Langevin, Mr. Rooke and Mr. Gransee voluntarily reduced their base salaries on a temporary basis. On February 1, 2009, Mr. Langevin, Mr. Rooke and Mr. Gransee’s base salaries were decreased by 20%, 10% and 10%, respectively. On March 16, 2009, these executive officers voluntarily reduced their base salaries by another 10%. Following these reductions, Mr. Langevin, Mr. Rooke and Mr. Gransee’s temporarily reduced annual base salaries at March 16, 2009 were $252,000, $222,750 and $162,000, respectively.

In January 2010, April 2010, July 2010 and January 2011, the base salaries of Mr. Langevin, Mr. Rooke and Mr. Gransee were increased to restore a portion of the voluntary pay reductions instituted on February 1, 2009 and March 16, 2009. As of January 1, 2011 Mr. Langevin, Mr. Rooke and Mr. Gransee’s base pay have been fully restored to the contractual base salaries that were in effect on January 31, 2009. Mr. Langevin, Mr. Rooke and Mr. Gransee contractual base salaries are $350,000, $275,000 and $200,000. The actual base salaries, which reflect the portions of the voluntary pay reductions which were still in effect in 2010, were $310,625, $250,508 and $182,188 for Mr. Langevin, Mr. Rooke and Mr. Gransee, respectively.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Full Grant Date Fair Value(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Langevin	3/21/12	(1)	—	—	—	—	—	—	4,094	—	$32,056
	12/31/12	(2)	—	—	—	—	—	—	10,000	—	$71,400
Andrew Rooke	3/21/12	(1)	—	—	—	—	—	—	3,108	—	$24,336
	12/31/12	(2)	—	—	—	—	—	—	10,000	—	$71,400
Lubomir T. Litchev	3/21/12	(1)	—	—	—	—	—	—	2,938	—	$23,005
	12/31/12	(2)	—	—	—	—	—	—	10,000	—	$71,400
David Gransee	3/21/12	(1)	—	—	—	—	—	—	1,915	—	$14,994
	12/31/12	(3)	—	—	—	—	—	—	6,000	—	$42,840

(1)

The restricted shares units which represented 15% of the executive annual incentive compensation vested immediately upon being granted. The fair value on grant date is based on the closing price of $7.83 per share of the Company’s common stock on date of grant.

(2)

Under this award 3,333 shares, 3,333 shares and 3,334 shares vest on December 31, 2013, 2014 and 2015, respectively. The fair value on grant date is based on the closing price of $7.14 per share of the Company’s common stock on date of grant.

(3)

Under this award 2,000 shares vest annually on December 31, 2013, 2014 and 2015, respectively. The fair value on grant date is based on the closing price of $7.14 per share of the Company’s common stock on date of grant.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information about outstanding equity awards held on December 31, 2012 by our named executive officers. In addition to the vesting provisions described in notes to the table below:

•

Pursuant to the respective employment agreements that each named executive officer has with the Company, if a named executive officer’s employment terminates Without Cause (as defined in such employment agreement) or for Good Reason (as defined in such employment agreements) within the six (6) month period preceding a Change in Control (as defined in such employment agreements), in anticipation of such Change in Control, or within twenty-four (24) months following a Change in Control, the named executive officer shall be entitled to, among other things, the payment simultaneously with the termination of his employment of the full value of any then vested or unvested Company equity incentive plan awards.

•

In addition, pursuant to the respective employment agreements that each named executive officer has with the Company, if a named executive officer’s employment is terminated by the Company without Just Cause (as defined in such employment agreements), or if the Company chooses not to renew a named executive officer’s employment agreement, the named executive officer shall be entitled to, among other things, the payment of the full value of any then vested or unvested Company equity incentive plan awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Langevin(1)	—	—	—	—	—	10,000	71,400	—	—
Andrew Rooke(1)	—	—	—	—	—	10,000	71,400	—	—
Lubomir T. Litchev(1)	—	—	—	—	—	10,000	71,400	—	—
David Gransee(2)	—	—	—	—	—	6,000	42,840	—	—

(1)	Under this restricted stock unit award 3,333 shares, 3,333 shares and 3,334 shares vest on December 31, 2013, 2014 and 2015, respectively.
(2)	Under this restricted stock unit award 2,000 shares vest annually on December 31, 2013, 2014 and 2015, respectively.
(3)	Market value is determined based on the closing price of $7.14 per share of our Common Stock on December 31, 2012.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David J. Langevin	—	—	4,090	$32,056
Andrew M. Rooke	—	—	3,108	$24,336
Lubomir T. Litchev	—	—	2,938	$23,005
David H. Gransee	—	—	1,915	$14,994

(1)	Determined based on the closing price of $7.83 per share of the Company’s stock on March 21, 2012, the vesting date.

Pension Benefits

None of our named executive officers had accumulated benefits under a Company-defined benefit plan during fiscal year 2012.

Nonqualified Deferred Compensation

The Company did not have any deferred compensation plans for named executive officers in fiscal year 2012.

Employment Agreements

David J. Langevin

On December 12, 2012, we entered into an employment agreement with Mr. Langevin pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015 Under the agreement, Mr. Langevin’s term of employment will automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term. Mr. Langevin’s employment agreement entitles him to an annual base salary of $375,000 and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Langevin is also provided with a $1,500 per month car allowance plus reimbursement for the dues of a private club membership, cellular telephone and data service costs and expenses. In addition, Mr. Langevin is eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provides for an annual review by the Compensation Committee of the Board on or about June 1 each year, and adjustments may be made at the discretion of the Committee.

If the Company terminates Mr. Langevin without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Langevin is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two year and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Langevin is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Langevin’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs and health plan coverage and welfare benefits until the he reaches the age of 65 or becomes eligible for Medicare.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Langevin upon the termination of his employment.

If Mr. Langevin is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Langevin is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Langevin may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments pursuant to his employment agreement.

Andrew M. Rooke

On December 12, 2012, we entered into an employment agreement with Mr. Rooke pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015 Under the agreement, Mr. Rooke’s term of employment will automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term. Mr. Rooke’s employment agreement entitles him to an annual base salary of $295,000 and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Rooke is also provided with a $1,000 per month car allowance plus reimbursement for the dues of a private club membership, cellular telephone and data service costs and expenses. In addition, Mr. Rooke is eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provides for an annual review by the Compensation Committee of the Board on or about June 1 each year, and adjustments may be made at the discretion of the Committee.

If the Company terminates Mr. Rooke without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Rooke is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two year and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Rooke is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Rooke’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs and health plan coverage and welfare benefits until the he reaches the age of 65 or becomes eligible for Medicare.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Rooke upon the termination of his employment.

If Mr. Rooke is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Rooke is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Rooke may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments.

Lubomir T. Litchev

On December 12, 2012, we entered into an employment agreement with Mr. Litchev pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015 Under the agreement, Mr. Litchev’s term of employment will automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term. Mr. Litchev’s employment agreement entitles him to an annual base salary of $280,000 and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Litchev is also provided with a $1,000 per month car allowance, cellular telephone and data service costs and expenses. In addition, Mr. Litchev is eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provides for an annual review by the Compensation Committee of the Board on or about June 1 each year, and adjustments may be made at the discretion of the Committee.

If the Company terminates Mr. Litchev without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Litchev is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two year and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Litchev is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Litchev’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs and health plan coverage and welfare benefits until the he reaches the age of 65 or becomes eligible for Medicare.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Litchev upon the termination of his employment.

If Mr. Litchev is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Litchev is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Litchev may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments.

David H. Gransee

On December 12, 2012, we entered into an employment agreement with Mr. Gransee pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015 Under the agreement, Mr. Gransee’s term of employment will automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term. Mr. Gransee’s employment agreement entitles him to an annual base salary of $214,000 and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Gransee is also provided with a $750 per month car allowance, cellular telephone and data service costs and expenses. In addition, Mr. Gransee is eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provides for an annual review by the Compensation Committee of the Board on or about June 1 each year, and adjustments may be made at the discretion of the Committee.

If the Company terminates Mr. Gransee without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Gransee is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two year and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Gransee is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Gransee’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs and health plan coverage and welfare benefits until the he reaches the age of 65 or becomes eligible for Medicare.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Gransee upon the termination of his employment.

If Mr. Gransee is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Gransee is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Gransee may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The employment agreements with our named executive officers provide for payments to such executive officers upon voluntary termination, involuntary termination without just cause; non-renewal by us of a named executive officer’s employment agreement, just cause termination, termination following a change in control, and in the event of permanent disability of the executive. Under the named executive officers employment agreement, severance payments in connection with a change in control are, however, subject to a “double trigger,” meaning that both a change of control and a termination are required.

Such amounts payable to each executive officer are described below assuming that each event triggering payment occurred on December 31, 2012.

The following assumptions were made in estimating the payments set forth below: (1) termination payment of accrued unpaid base salary is calculated assuming a full pay period (this payment may be less, depending upon where the termination date falls within the pay period); (2) the value of post-termination health, dental and life insurance is estimated to be $1,500 per month; and (3) accrued and unused vacation is assumed to be the annual maximum of four weeks. The price of our common stock upon which certain of the calculations below are made was the closing price on the NASDAQ stock market ($7.14 per share) on that date.

The employment agreements for our named executive officers define “change of control” as:

(1)	the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities,

(2)

the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation,

(3)	the failure of the Company to assign such employment agreement to a successor,

(4)

a majority of the members of the Board of Directors of the Company on the date of the employment agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that any director recommended by a majority of the Current Directors as a successor of a Current Director shall be deemed to be a Current Director, and

(5)	the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

The employment agreements for our named executive officers define “just cause” as:

(1)	employee’s admission of, or conviction, of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries;

(2)	employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation;

(3)	employee’s violation of the confidentiality, ownership of inventions, and non-competition provisions set forth in the employment agreement;

(4)	employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by employee;

(5)

employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Company’s business;

(6)	any violation by employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries;

(7)	alcohol or substance abuse by employee that interferes with the performance of employee’s duties; or

(8)	any other material breach by employee of his employment agreement;

provided that the reasons described in clauses (3), (6), (7) and (8) are subject to giving the employee notice and an opportunity to correct such behavior.

David J. Langevin

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$750,000	—	$750,000	$375,000
Termination Payment of Accrued Unpaid Base Salary	$15,625	$15,625	$15,625	$15,625	$15,625
Payment of Unpaid Board-Approved Bonus Earned on or before the Date of Termination	$442,500	$442,500	$442,500	$442,500	$442,500
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$551,667	—
Payment of Vested and Unvested Incentive Awards	—	$71,400	—	$71,400	$71,400

Benefits:
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	$60,000	$18,000
Private Club Dues Reimbursement	—	$24,000	—	$24,000	$12,000
Termination Payment of Accrued Unpaid Car Allowance	$1,500	$1,500	$1,500	$1,500	$1,500
Accrued Unused Vacation	$31,250	$31,250	$31,250	$31,250	$31,250

Total:	$490,875	$1,372,275	$490,875	$1,947,942	$967,275

Andrew M. Rooke

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$590,000	—	$590,000	$295,000
Termination Payment of Accrued Unpaid Base Salary	$12,292	$12,292	$12,292	$12,292	$12,292
Payment of Unpaid Board-Approved Bonus Earned on or before the Date of Termination	$348,100	$348,100	$348,100	$348,100	$348,100
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$426,567	—
Payment of Vested and Unvested Incentive Awards	—	$71,400	—	$71,400	$71,400

Benefits:
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	$196,500	$18,000
Private Club Dues Reimbursement	—	$24,000	—	$24,000	$12,000
Termination Payment of Accrued Unpaid Car Allowance	$1,000	$1,000	$1,000	$1,000	$1,000
Accrued Unused Vacation	$24,584	$24,584	$24,584	$24,584	$24,584

Total:	$385,976	$1,107,376	$385,976	$1,694,443	$782,376

**

In the event of such involuntary termination, we will also reimburse Mr. Rooke for his relocation costs, which will be grossed up to cover taxes. Relocation costs include: (i) packing and moving expenses; (ii) closing costs, including title and recording fees, related to the sale of Mr. Rooke’s existing property and the subsequent purchase of his new residence, not to exceed $3,000 in each instance, and sales agents commission; (iii) expenses incurred for up to three (3) property identification visits, not to exceed $1,500 per visit; (iv) the cost of any temporary accommodations for no more than twelve (12) months after signing his employment agreement; and (v) any loss on the sale of Mr. Rooke’s existing property up to $100,000. We will also pay Mr. Rooke one month of his base salary (approximately $24,583) to cover the cost of any incidentals.

Lubomir T. Litchev

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$560,000	—	$560,000	$280,000
Termination Payment of Accrued Unpaid Base Salary	$11,667	$11,667	$11,667	$11,667	$11,667
Payment of Unpaid Board-Approved Bonus Earned on or before the Date of Termination	$330,400	$330,400	$330,400	$330,400	$330,400
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$404,000	—
Payment of Vested and Unvested Incentive Awards	—	$71,400	—	$71,400	$71,400

Benefits:
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	$139,500	$18,000
Termination Payment of Accrued Unpaid Car Allowance	$1,000	$1,000	$1,000	$1,000	$1,000
Accrued Unused Vacation	$23,334	$23,334	$23,334	$23,334	$23,334

Total:	$366,401	$1,033,801	$366,401	$1,541,301	$735,801

David H. Gransee

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$428,000	—	$428,000	$214,000
Termination Payment of Accrued Unpaid Base Salary	$8,917	$8,917	$8,917	$8,917	$8,917
Payment of Unpaid Board-Approved Bonus Earned on or before the Date of Termination	$214,000	$214,000	$214,000	$214,000	$214,000
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$250,667	—
Payment of Vested and Unvested Incentive Awards	—	$42,840	—	$42,840	$42,840

Benefits:
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	$63,000	$18,000
Termination Payment of Accrued Unpaid Car Allowance	$750	$750	$750	$750	$750
Accrued Unused Vacation	$17,833	$17,833	$17,833	$17,833	$17,833

Total:	$241,500	$748,340	$241,500	$1,026,007	$516,340

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and/or written representations that no Form 5 filings were required, we believe that during the period from January 1, 2012 through December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except as reported herein. On March 21, 2012, the named executive officers and Directors received restricted stock unit awards. Due to inadvertence, Form 4s in connection with the March 21, 2012 awards were filed on March 27, 2012 (the fourth business day following the awards) or two days after the date the Form 4s were required to be filed.

In addition, on March 8, 2013, the Company’s Directors received restricted stock unit awards. Through inadvertence, Form 4s which were required to be filed on or before March 12, 2013 were not timely filed. The Form 4 reporting the March 8, 2013 restricted stock unit grants to the Directors were filed on March 26, 2013.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer and principal financial and accounting officer, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the rules of the SEC promulgated thereunder, and the NASDAQ rules. The code of ethics also applies to all of our employees as well as our Board of Directors. In the event that any changes are made or any waivers from the provisions of the code of ethics are made, these events would be disclosed on our website or in a report on Form 8-K within four business days of such event. The code of ethics is posted on our website at www.manitexinternational.com. Copies of the code of ethics will be provided free of charge upon written request directed to Investor Relations, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Transactions with Related Persons

Discussed below are certain direct and indirect relationships and transactions involving our company and certain of our Directors, executive officers, nominees for Director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. We believe that the terms of the following transactions are comparable to terms that would have been reached by unrelated parties in arms-length transactions.

Bridgeview Lease

Beginning June 1, 2010, we lease our 40,000 sq. ft. Bridgeview facility from an entity controlled by Mr. Langevin, the Company’s Chairman and CEO, and the beneficial owner of more than 5% of our outstanding Common Stock. The lease will expire on June 30, 2016 and has a provision for six one year extension periods. Pursuant to the terms of the lease, we made monthly lease payments of approximately $21,000. The Company is also responsible for all the associated operating expenses, including insurance, property taxes, and repairs. The lease contains a rental escalation clause under which annual rent is increased during the initial lease term by the lesser of the increase in the Consumer Price Increase or 2.0%. Rent for any extension period shall however, be the then-market rate for similar industrial buildings within the market area. The dollar value of Mr. Langevin’s interest in the lease transaction was approximately $247,000 and $240,000 in 2012 and 2011, respectively. We have assumed for the purpose of calculating Mr. Langevin’s interest in the lease transaction, that he and his affiliates own 100% of the equity interests of the entity that is a party to such transaction.

The Company has the option, to purchase the building by giving the landlord written notice at any time prior to the date that is 180 days prior to the expiration of the lease or any extension period. The landlord can require the Company to purchase the building if a change of Control Event, as defined in the agreement, occurs by giving written notice to the Company at any time prior to the date that is 180 days prior to the expiration of the lease or any extension period. The purchase price regardless whether the purchase is initiated by the Company or the landlord will be the Fair Market Value as of the closing date of said sale.

Lease of Georgetown Facility

We lease our Georgetown, Texas manufacturing facility from an entity owned by Robert Skandalaris, the beneficial owner of more than 5% of our outstanding Common Stock. This lease is for a term of 12 years, which expires in April of 2018. Pursuant to the terms of the lease, we made monthly lease payments of approximately $71,000 in 2010, $72,000 in 2011 and $74,000 in 2012. We are also responsible for all of the associated operating expenses of the facility including, insurance, property taxes and repairs. Under the lease, the monthly rent is adjusted annually by the lesser of the increase in the Consumer Price Index or 2%. The dollar value of Mr. Skandalaris’ interest in the lease transaction was approximately $852,000, $862,000 and $883,000 in each of 2010, 2011 and 2012, respectively. We have assumed for the purpose of calculating Mr. Skandalaris’ interest in the lease transaction, that he and his affiliates own 100% of the equity interests of the entity that is a party to such transaction.

Transactions with BGI USA, Inc.

The Company, through its subsidiaries, purchases certain items from and sells certain items to BGI USA, Inc. (“BGI”), including its subsidiary, SL Industries, Ltd (“SL”). BGI is a distributor of assembly parts used to manufacture various lifting equipment. SL is a Bulgarian subsidiary of BGI that manufactures fabricated and welded components used to manufacture various lifting equipment. Mr. Litchev, BGI’s majority stockholder, was appointed to be the Company’s President of Manufacturing Operations on March 21, 2012, and in connection therewith became an Executive Officer of the Company. While Mr. Litchev was an employee of the Company, but prior to his appointment as an Executive Officer, as a matter of good corporate governance, transactions between the Company and BGI were subject to the review and approval process described below. See Note 24 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 14, 2013 for additional details.

Approval Process

Transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee also periodically monitors ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ronald M. Clark, Robert S. Gigliotti and Stephen J. Tober, none of whom are employees or current or former officers of our Company, or had any relationship with our Company required to be disclosed under “Transactions with Related Persons.”

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. In calendar year 2012, pursuant to the Non-Employee Director Plan, Directors who were not employees of the Company received $6,250 for the first quarter ending on March 31, 2012 and $7,500 per quarter for the quarters ending on June 30, 2012, September 31, 2012 and December 31, 2012. All Directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition, non-employee Directors are eligible to participate in the Company’s Second Amended and Restated 2004 Equity Incentive Plan.

The following table sets forth information regarding the compensation received by each of our non-employee Directors during the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mr. Ronald M. Clark	$28,750	$60,570	(2)	—	—	—	—		$89,320
Robert S. Gigliotti	$28,750	$60,570	(2)	—	—	—	—		$89,320
Marvin B. Rosenberg	$28,750	$60,570	(2)	—	—	—	$75,000	(1)	$164,320
Stephen J. Tober	$28,750	$60,570	(2)	—	—	—	—		$89,320

(1)	Represents a monthly consulting fee paid to Mr. Rosenberg for services provided to the Company of $5,000 per month through February 2012 and $6,500 starting in March 2012.
(2)

Represents the value of 5,000 restricted stock units based on closing price of the Company’s Common Stock of $7.83 on March 21, 2012 , the date of grant, and 3,000 restricted stock units based on closing price of the Company’s Common Stock of $7.14 on December 31, 2012, the date of grant.

Meetings of Non-Employee Directors

The non-employee directors of the Board typically meet in executive session without management present either prior to or immediately following each scheduled Board Meeting, and as otherwise needed. When the non-employee directors of the Board or respective committees meet in executive session without management, a temporary chair is selected from among the directors to preside at the executive session.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Such written or oral requests should be made to David Gransee at 9725 Industrial Drive, Bridgeview, Illinois 60455, or (708) 237-2078. Stockholders sharing the same address who wish to receive separate copies or only a single copy of the Company’s annual reports to stockholders and proxy statements in the future should contact David Gransee at 9725 Industrial Drive, Bridgeview, Illinois 60455.

Communication with the Board of Directors

Correspondence for any member of our Board of Directors may be sent to such Director’s attention: c/o Corporate Secretary, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455. Any written communication will be forwarded to the Board for its consideration.

AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee. The three members of the Audit Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2), NASDAQ Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended.

Principal Accounting Firm Fees. The aggregate amount of fees billed for professional services by UHY LLP (“UHY”) for the fiscal years ended December 31, 2012 and December 31, 2011, are as follows:

	2012	2011
Audit Fees	$508,316	$328,379
Audit-Related Fees	9,260	26,690

Total Audit and Audit-Related Fees	$517,576	$355,069

Audit Fees. These fees are for professional services rendered in connection with the integrated audit of our annual financial statements for the fiscal year ended December 31, 2012, and the audit of our annual financial statements for the fiscal year ended December 31, 2011. Audit fees also includes fees related to the re views of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2012 and 2011. The substantial increase in audit fees in 2012 is principally related to additional fees incurred to permit UHY to express an opinion on the Company’s internal control over financial reporting for the first time at December 31, 2012.

Audit-Related Fees. These fees are fees billed in the fiscal year for assurance and related services in connection with the performance of the audit or review of our financial statements but are not “Audit Fees”.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which requires the Audit Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Except as set forth below, all engagements for audit, non-audit and tax services rendered by UHY and Advisors for fiscal year 2012 and 2011 were pre-approved in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee report set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee Report. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements. The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance). In addition, the Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the

Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the Independent Registered Public Accounting Firm’s provision of other non-audit services to the Company is compatible with the auditor’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

Sincerely,

RONALD M. CLARK

ROBERT S. GIGLIOTTI

STEPHEN J. TOBER

PROPOSAL 2:	RATIFICATION OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

The Board of Directors, upon recommendation of the Audit Committee, has appointed UHY LLP as Independent Registered Public Accounting Firm, to audit our consolidated financial statements for the year ending December 31, 2013, and to perform other appropriate services as directed by our management and Board of Directors.

A proposal will be presented at the meeting to ratify the appointment of UHY LLP as our Independent Registered Public Accounting Firm. It is not expected that a representative of UHY LLP will be present at the Annual Meeting. Stockholder ratification of the appointment of UHY LLP as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of UHY LLP to the Stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify this appointment, other independent registered public accounting firm will be considered by the Board of Directors upon recommendation of the Audit Committee.

Even if the appointment is ratified, the Board of Directors at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our Stockholders.

Vote Required

The ratification of UHY LLP as our independent registered public accounting firm will require the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock present or represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF UHY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:	ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This proposal provides our stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program (commonly known as “say-on-pay”), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 11, our executive compensation program is designed to attract and retain key executives who are critical to the Company’s future success and creation of stockholders value. The Company believes that both short-term and long-term incentive compensation opportunities provided to the executive officers are directly aligned with our performance, and that the Company’s compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related achievement of financial and operational goals and other factors that impact stockholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 21, and to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers, including the compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, any narrative compensation disclosures contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation decisions. The Board has adopted a policy of providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at the Company’s 2014 Annual Meeting.

PROPOSAL 4:	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, the Company’s stockholders are granted the opportunity to vote on how frequently they believe the Company should seek an advisory vote on the compensation of the Company’s Named Executive Officers, such as Proposal 3 above. Stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years or you may abstain.

This is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. The Company is required include an advisory vote on the frequency of stockholders’ advisory approval of Named Executive Officers compensation at least once every six years.

The Board recommends that the advisory vote on executive compensation be held every one year. We believe that annual “say-on-pay” votes will provide a high level of accountability and direct communication between the Company and its stockholders by enabling the stockholders to respond promptly to the information presented in the accompanying proxy statement for the applicable stockholders’ meeting.

Please mark on the Proxy Card your preference as to the frequency of holding stockholders’ advisory votes on executive compensation, as every year, every two years, or every three years, or you may abstain from voting

ITEM 5:	APPROVAL OF AN AMENDMENT TO OUR 2004 EQUITY INCENTIVE PLAN

Amendment overview

The Company is requesting the Stockholders to approve the proposed amendment to the Plan which increases the number of shares which can be awarded under the plan. The amended plan when approved by the Stockholders on May 28, 2009 authorized the issuance of up to 500,000 Shares. The current amendment increases the number of shares under the plan so that 500,000 shares again will be available for future issuance under the plan. Since 82,954 shares remain unissued under the plan, the plan is being amended to increase the total number of shares both already issued, and yet to be issued from the authorized amount of 500,000 to 917,046. This increase would allow the Company to grant future awards under the Plan up to 500,000 Shares.

The Board of Directors has approved the proposed amendment of the Plan, subject to approval of the Stockholders, and delegated to the Committee the authority to administer the Plan.

Description of the Plan

The following paragraphs provide a general summary of the Plan and its operation. The proposed amendment to the Plan is set forth in its entirety as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the Second Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Annual Report filed on Form 10-K on March 30, 2010.)

Background and Purpose

The Plan permits the grant of the following types of awards: (1) shares of common stock, (2) stock options, (3) stock appreciation rights, (4) restricted stock, (5) restricted stock units, and (6) performance shares and performance units. The Plan is intended to promote the best interests of the Company and Stockholders by providing the Company’s employees and non-employee directors with an opportunity to acquire a proprietary interest in the Company. It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company’s continued growth and financial success. In addition, by encouraging stock ownership by directors who are not employees of the Company, the Company seeks to attract and retain non-employee directors of exceptional competence.

Administration

The Plan is administered by the Committee, the members of which are “independent” under the NASDAQ listing standards currently in effect. Members of the Committee generally must qualify as “outside directors” under Section 162(m)(4)(C) of the Internal Revenue Code and must meet other requirements established by the Securities and Exchange Commission to qualify for exemption under Securities Exchange Act Rule 16b-3.

Subject to the terms of the Plan, the Committee has the power to take all actions and make all determinations necessary to administer and implement the Plan, including selecting the employees and non-employee directors who will receive awards under the Plan and determining the terms and conditions of such awards.

A total of 500,000 Shares are currently authorized for issuance under the Plan. If Shares relating to an award are forfeited, terminated or canceled, the forfeited, terminated or canceled Shares will be returned to the pool of available Shares reserved for issuance under the Plan. Under the proposed amendment to the Plan, the number of authorized Shares would increase to 917,046. This increase would allow the Company to grant awards under the Plan with respect to 500,000 Shares, an increase from the current 82,954 Shares that have been authorized for use under the Plan but have not yet been utilized in connection with awards under the plan.

Eligibility to Receive Awards

The Committee selects the employees, officers and directors who will be granted awards under the Plan, however, non-employee directors are not eligible to receive awards of stock appreciation rights, performance shares or performance units under the Plan. The actual number of individuals who will receive an award under the Plan cannot be determined in advance because the Committee has the discretion to select the participants.

Shares

The Committee will be entitled to issue Shares directly to employees and non-employee directors.

Stock Options

The Committee may grant stock options under the plan that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, or stock options that are not intended to so qualify, called non-qualified stock options. The Committee shall determine the type of option, the price and the term and vesting schedule of each stock option, but no incentive stock option will vest less than one year after the date of the grant or be exercisable more than ten years after the date of grant. The exercise price of each incentive stock option must not be less than 100.0% of the fair market value of our common stock on the grant date. The exercise price of each stock option granted under the Plan is paid in the form(s) specified by the Committee, and may be made in a single payment, in installments, or on a deferred basis, as prescribed by the Committee. Stock options are not transferable except by will or the laws of descent and distribution.

Stock Appreciation Rights

Stock appreciation rights entitle employees to receive upon exercise an amount equal to the number of Shares subject to the award multiplied by the excess of the fair market value of a Share of common stock at the time of exercise over the grant price per Share. A stock appreciation right may be granted by the Committee at any time, will become exercisable as determined by the Committee and must have an exercise price of at least 100.0% of the fair market value of a Share on the grant date. Stock appreciation rights may be settled in cash, Shares, other securities, other awards, other property, or any combination of the foregoing, as determined by the Committee.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units entitle the recipients to acquire or receive Shares that are subject to such vesting, transferability, forfeiture, repurchase and other conditions as the Committee may determine.

Restricted shares and restricted stock units are subject to restrictions as determined by the Committee including, with respect to restricted shares, limitation on voting rights and the right to receive dividends, and other restrictions that lapse upon the achievement of goals such as completion of service or performance goals. The restricted shares or restricted stock units will be evidenced as determined by the Committee. Any stock certificates issued with respect to restricted shares will contain legends describing the restrictions on the stock. At the end of the restriction period, stock certificates without restrictive legends will be delivered or, if stock certificates with legends were previously issued with respect to restricted shares, the legends on these certificates will be removed. If an employee’s employment or a director’s service terminates for any reason during the restriction period, all shares of restricted stock or restricted stock units still subject to restriction will be forfeited, unless the Committee determines that it is in our best interest to waive the restrictions. Pursuant to the authority granted to it under the Plan, the Committee approved employment agreements with each of the Company’s Executive Officers, which provide, in connection with the termination of each Executive Officer’s employment under certain circumstances, for the payment of the full value of then vested or unvested Company equity incentive plan awards held by such Executive Officer.

Performance Shares and Performance Units

Performance shares entitle our employees to acquire Shares upon the attainment of specified performance goals. Performance units entitle our employees to receive cash, shares of stock or restricted stock or restricted stock units upon the attainment of specific performance goals. The Committee may determine in its discretion the specific performance goals applicable under each performance share or unit award, the periods during which performance is to be measured and all other limitations and conditions applicable to the award. The Committee may alter performance goals, subject to shareholder approval, to qualify the performance shares for the performance-based exception contained in Section 162(m) of the Internal Revenue Code. The Committee may also grant performance shares that do not meet this performance-based exception. Following the end of the performance period, if the performance goals have been met, payment of the earned performance shares or performance units will be made. The form of payment will be designated by the Committee and can include cash, shares, restricted shares, restricted stock units, or a combination of the foregoing.

Amendment and Termination

At any time, the Board of Directors may amend the Plan, subject to Stockholder approval for certain amendments, including increasing the Shares that may be awarded under the plan and expanding the persons who may participate in the Plan. The Committee may amend any outstanding award in accordance with the Plan. The Board of Directors may suspend or terminate the plan at any time; however, termination will not affect the participants’ rights with respect to awards previously granted to them, and unexpired awards will continue in full force until they lapse by their own terms.

Summary

We believe that the terms of the proposed amendment to the Plan are reasonable and that approval of the increased number of shares authorized for use under the Plan are essential to our continued success. Awards such as those provided under the Plan are an important incentive and help the Company to attract and retain exceptional officers, directors and employees.

Vote Required

The affirmative vote representing a majority of votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon is required to approve this Item 5. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not have an effect on this Item 5.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 2004 EQUITY INCENTIVE PLAN

ADDITIONAL INFORMATION

Other Matters to Come Before the Meeting

Our Board of Directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Annual Report

The Annual Report to Stockholders covering the Company’s fiscal year ended December 31, 2012 is being mailed to Stockholders with this Proxy Statement. The Company’s annual report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 2012, including the financial statements, schedules, and exhibits thereto, which the Company has filed with the SEC will be made available to beneficial owners of the Company’s securities without charge upon request by contacting David H. Gransee, 9725 Industrial Drive, Bridgeview, Illinois 60455.

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2014 Annual Meeting of Stockholders must submit the written proposal to the Company no later than December 30, 2013 addressed to the Corporate Secretary at the address set forth on the first page of this proxy statement. Stockholders who intend to present a proposal at the 2014 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 14, 2014. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Request to Return Proxies Promptly

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the Proxy. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

/s/ DAVID H. GRANSEE
Bridgeview, Illinois

April 24, 2013

Appendix A

PROPOSED FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED

MANITEX INTERNATIONAL, INC.

2004 EQUITY INCENTIVE PLAN

WHEREAS, Manitex International, Inc. (“Company”), previously adopted the Second Amended and Restated Manitex International, Inc. 2004 Equity Incentive Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Section 7(a) thereof; and

WHEREAS, subject to the approval of the Stockholders of the Company, the Company desires to amend Plan to increase the number of shares of Company common stock authorized for issuance thereunder to 917,046 from 500,000.

NOW THEREFORE, subject to the approval of the Company’s stockholders at the 2013 Annual Meeting of the Company’s Stockholders, the Plan is amended by deleting the first full sentence of Section 4(a)(i) in its entirety and replacing it with the following:

“The number of Shares with respect to which Awards may be granted under the Plan shall be 917,046 Shares.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 8th day of March, 2013.

A-1

MANITEX INTERNATIONAL, INC. ATTN:DAVID GRANSEE 9725 INDUSTRIAL DRIVE BRIDGEVIEW, IL 60455

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors			☐	☐	☐
Nominees
01	Ronald M. Clark	02 Robert S. Gigliotti			03 David J. Langevin		04 Marvin B. Rosenberg	05 Stephen J. Tober
The Board of Directors recommends you vote FOR proposal 2 and 3.				For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2	Ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2013.			☐	☐	☐	5 Approval of amendment of our Second Amended and Restated 2004 Equity Incentive Plan.	☐	☐	☐
Note: Such other business as may properly come before the meeting or any adjournment thereof.
3	Approval of the compensation of the Company’s named executive officers.			☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:			1 year	2 years	3 years	Abstain
4	To recommend, by non-binding vote, the frequency with which stockholders approval of the compensation of named executive officers is solicited.		☐	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)						☐
				Yes	No
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

MANITEX INTERNATIONAL, INC. Annual Meeting of Stockholders June 5, 2013 11:00 AM (Central Daylight Time) This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Langevin and Andrew M. Rooke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MANITEX INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM (Central Daylight Time) on Wednesday, June 5, 2013, at our offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the shares represented by this proxy will be voted in accordance with the discretion of the persons designated as proxies.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side